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                                                                    Exhibit 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Shareholders
Casey's General Stores, Inc.



We consent to incorporation by reference in the Registration Statements (No. 33-19179 and 33-42907) on Form S-8 of Casey's General Stores, Inc. of our report dated June 20, 1995, relating to the balance sheets of Casey's General Stores, Inc. as of April 30, 1995 and 1994, and the related statements of income, shareholders' equity and cash flows for each of the years in the three-year period ended April 30, 1995, which report appears in or is incorporated by reference in the April 30, 1995 Annual Report on Form 10-K of Casey's General Stores, Inc.



                                                KPMG Peat Marwick LLP


Des Moines, Iowa
July 25, 1995